EXHIBIT 99.1

Relmada Therapeutics, Inc.

Proforma Balance Sheet

March 31, 2019

Unaudited

	March 31, 2019
	Without Impact of Financings	Pro Forma Adjustments Resulting from Financings		Post Pro- Forma Adjustments
	($ in thousands)
Assets:
Current	$2,330,300	$10,855,700	a	$13,186,000	b
Non-current	273,427	-		273,427
Total assets	2,603,727	10,855,700		13,459,427

Liabilities and stockholders’ equity:
Current	2,129,829	-		2,129,829
Non-current	-	-		-
Total Liabilities	2,129,829	-		2,129,829

Stockholders’ equity	473,898	10,855,700		11,329,598
Total liabilities and stockholders’ equity	$2,603,727	$10,855,700		$13,459,427

(a)	This is the adjustment to account for the net proceeds from the financing transactions that occurred on 5/14/19, 6/14/2019, 6/20/19 and 6/28/2019

(b)	This is the proforma Balance sheet as if the net proceeds from the financing transactions (noted above) had happened on 3/31/2019